                                                                                                  U.S. XPRESS ENTERPRISES
  EXHIBIT 99.1                                                                                                 Moderator:  Ray Harlin
                                                                                                     02-03-04/10:00 am CT
                                                                                                                  Page 26

                                                 U.S. XPRESS ENTERPRISES

                                                  Moderator: Ray Harlin
                                                    February 3, 2004
                                                       10:00 am CT

Operator:             This is U.S. Xpress Enterprises Conference Call.  Today's call is being recorded.  At this time for opening remarks and introduction I would like to turn the call over to Mr. Tripp Sullivan of
                      Corporate Communications.  Please go ahead.

Tripp Sullivan:       Thank you.  Good morning.  Thank for you joining the U.S. Xpress 2003 Fourth Quarter Conference
                      Call.  On the call today will be Max Fuller and Pat Quinn, Co-Chairmen, Ray Harlin, Chief
                      Financial Officer and Bill Lusk, President of our Xpress Global Systems Operations.

                      Before we begin, I would like to cover the Safe Harbor language.  This conference call contains certain forward-looking information that is subject to certain risk and uncertainties that can cause actual results to differ materially from those projected.  Without limitation, these risks and uncertainties include economic recession or downturns in customers' business cycles, rapid fluctuations in fuel pricing or availability, increase in interest rates and the availability of qualified drivers.  We urge you to carefully review and consider the various disclosures made by the company and its press releases and periodic reports on forms 10-K and 10-Q.

                      I'll now to the call over to Ray Harlin to summarize the operating results for the quarter.

Ray Harlin:           Good morning.  We thank you for joining our call and we will briefly discuss the results of our operations for the quarter, and following my comments we will be available to respond to any questions.

                      During the fourth quarter we continued the momentum of the year-over- year improvements in the operating results of each of our business units.  Overall, our consolidated revenue increase
                      4.4%, it's up $239.6 million and our consolidated earnings increased to $2.6 million, or $0.19 per diluted share, compared to $1.4 million, or $0.10 per diluted share, in the comparable 2002 quarter, before a charge of $1.7 million related to the settlement of the litigation matter.
                      This represents the eighth consecutive quarter of year-over-year earnings improvement for our company.

                      Contributing to the growth in revenues was our truckload operations, which increased revenues, excluding the effect of fuel surcharges, 2% to $204.6 million.  This increase in revenue was a result of a 4.6% increase in revenue per lingual mile to $1.329 offset to an extent by a 1.7%
                      decrease in average tractors.

                      Revenues in the quarter of our Dedicated and Regional operations increased by over 50%
                      year-over-year and together represented over 20% of our truckload revenues in the fourth quarter.  As we stated in our release, tractors committed to our Regional and Dedicated services now represent over 30% of our truckload fleet, versus 19% in 2002, with a corresponding reduction in our medium to long-haul fleet.  This is consistent with our strategic plan of allocating our tractor capacity to services that we believe provide long-term growth potential and the opportunity for higher returns.

                      The 4.6% increase in rates represents the largest quarterly year-over-year increase achieved in
                      2003.  Although the shift in revenue to Regional and Dedicated, which tend to have higher rates per mile, contributed to the increase, the primary factor was increased rates and improved freight selection.

                      Although fourth quarter operating income for the truckload operations was comparable to 2002, our actual pre-tax operating margins improved for the year.  During 2003, a greater percentage of our tractor fleet was financed under operating leases, when compared to the 2002 fourth quarter.  The impact of this is to reduce interest expense and increase vehicle rents, which is shown above the operating line.  On a pre-tax basis, after consideration of the impact of interest, our truckload margins increased by over 50 basis points.

                      The improved operating margins were driven by the increase in rates, along with control over the
                      growth in our fixed cost.      The positive impact of rates and improved freight mix on our margins was offset, to an extent, by increases we experienced in tractor cost, fuel and insurance and claims expenses.

                      During the last six months of 2003, we experienced an increasingly difficult driver and owner-operator recruiting environment.  Accordingly, during the quarter we experienced a decline in our owner-operator fleet, and our seated truck count declined throughout the quarter.  This resulted in our seated truck count for the quarter averaging approximately 150 trucks below our expectations at the beginning of the quarter.  Looking forward, we expect the driver and owner-operator supply to remain tight within the industry.  To address this issue we have initiated various programs to enhance our recruiting and retention efforts.  Additionally, we announced the driver and owner-operator pay increase of approximately $0.03 per mile, which will be fully implemented by February 15 of this quarter.  To date we have achieved an increase of over 100 seated trucks since year end.

                      Effective January 2004, we increased accessorial charges to our customers with a corresponding increase in accessorial pay rates for our drivers to compensate for the anticipated adverse impact on utilization.  Although it is too early to form a definitive conclusion regarding the impact of the new rules, we have seen little disruption in our operations in January.

                      Now I'd like to address the operating results of Xpress Global.  Overall, revenue of Xpress
                      Global in the fourth quarter increased to $36.1 million or 13.8% over 2002.  Our floorcovering transportation business increased revenue by approximately 15% and our airport-to-airport operations increased revenue by 11.8%.  Operating income improved to $492,000 in the fourth quarter of 2003, versus $38,000 in 2002.  The improved operating income is principally due to improved operating results in our airport-to-airport operations.

                      During the year, we continued to strengthen our financial position.  With approximately $58 million in cash flow from operations, we reduced our outstanding debt by $21.3 million to $146.6 million.  Stockholder equity increased to $167.2 million, or $11.90 per share, and our liquidity remains strong with over $50 million in available borrowings under our long-term revolving credit agreement.

                      Now I would like to turn to our minimum goals for 2004.  Absent a significant softening in the economic and freight environment in 2004, which is not currently anticipated by most economists, we expect our consolidated revenues to exceed the $1 billion mark.  Our revenues, excluding fuel surcharges in our truckload operations, are expected to increase in the range of 8% to 10%, which includes an estimated 4 1/2 % to 5% increase in average rate per mile.  We expect modest growth in our average tractor fleet of 3% to 4%.  In our Xpress Global operations, we are expecting revenues to increase in the 10% to 12% range.

                      Further, we expect our consolidated operating margins to improve by a minimum of 120 basis points over our 2003 margins.  Achieving these minimum goals would result in earnings per share of 2004 to be in the range of $0.90 to $1.00 per share.

                      We thank you for participating in the call today, and our management team would be glad to respond to any questions at this time.

                      Is the moderator there?  We'd like to take questions at this time.

Operator:             Thank you.  The question and answer session will be conducted electronically today.  If you do have a question press Star 1 on your touchtone telephone.  We will proceed in the order that you signal and we will take as many questions as time permits.

                      Once again that`s Star 1 to ask a question.

                      Our first question will come from (Ed Wolfe) from (Bear Stearns).

(Ed Wolfe):           Hi Ray, I don't know if other people are there but hello Ray.  Anybody else there with you?

Ray Harlin:           You've got Max Fuller, Pat Quinn and Bill Lusk.

(Ed Wolfe):           Okay, I figured you were all there but I got on a little late and I wasn't sure.  Good morning everybody.

Ray Harlin:           Good morning.

Max Fuller:           Good morning.

Pat Quinn:            Good morning.

Bill Lusk:            Good morning.

(Ed Wolfe):           So with the dynamics you just gave of 90 to $1.00, just to kind of get a sample here, first quote was at 11 cents for first quarter and 82 cents for the year.  What's - is there some guidance range for first quarter?  How do you see this?

Ray Harlin:           Yes, you know fuel is putting a little bit of pressure on first quarter, we believe that a kind of a wide range at this point, 5 to 10 cents is a reasonable estimate of the first quarter given the fuel situation and given the severe weather we've seen the last couple weeks.  And that's compared to one cent earnings last year.

(Ed Wolfe):           Okay.  And the 5% to 6% revenue per mile increase, and you know, even the 4.6% revenue per mile loaded this quarter.  How much of that would you attribute to rate and how much of that is attributive to the change in the mix as you look forward?

Ray Harlin:           Yeah Ed that's a difficult computation but if you go category by category well in excess of 3 1/2 percent is pure rate or a better price selection within the categories.  So let somebody say, no more than 1% is just mix.

(Ed Wolfe):           Okay.  A 1-percentage point?

Ray Harlin:           Yeah.  Of that increase.

(Ed Wolfe):           And the driver pay, just to make sure I understood it, there is for effective February 15 everybody's up 3 cents.  What's the base average that that's on?

Ray Harlin:           The base within, including all benefits is around 40 to 41 cents.  That includes all benefits.

(Ed Wolfe):           Prior to benefits what's that?

Ray Harlin:           Pardon.

(Ed Wolfe):           Prior to benefits, what does that look like?

Ray Harlin:           It's more like 37, 38 cents.

(Ed Wolfe):           Okay and is it for both teams and individuals?

Ray Harlin:           It is for our teams, for solos, only selected dedicated accounts are effected and our owner operators.

(Ed Wolfe):           Okay and then the accessorial increases are in addition to that?

Ray Harlin:           Yes.

(Ed Wolfe):           And those are kind of case-by-case depending on what a driver on a particular shift does?

Ray Harlin:           Yes, it's really depends on the type of service.  If it's multi stop then they will see increases there because they've been delayed at either the shipper or receiver they will receive increased money there.  But in all those cases we have corresponding customer charges.

(Ed Wolfe):           Yeah.  This might be a question for Max and Pat but certainly for all of you.  We just got a flash for January orders of 30,000 trucks.  We had a 25,000 order last month and yet the public guys, you know, one by one are telling us we're only growing the fleet a whole percentage point like you just said.  Who's ordering these trucks?  Where do you think they're going?

Max Fuller:           I think what you're seeing is a lot of pent up demand for replacements through the last three years and especially with EPA engines that came out.  A lot of people delayed in purchasing new equipment and they probably have one of the oldest ages of equipment on the highway that we have probably had in the last 10 to 15 years.

                      So I think what you're saying is that in of demand of replacement equipment more than growth equipment at this point.  And if you look at the cycle the deeper we get into it, probably the more replacement that you'll see.  Because people will finally say, okay everybody else's economics are higher, their cost is higher because of the EGR or EPA engine technology and now it's time to take the plunge because the rates have increased enough to cover that cost.

                      Because early, obviously they have the cost that they incurred that may be the customers hadn't paid up for yet.  And I think being later in that game sometimes may be a little better.

(Ed Wolfe):           Well Max, what kind of replacement are you planning to do in '04?
Max Fuller:           We've got a pretty minimal number of trucks that we're gonna replace in '04.  I think we've in the 500 to 600 truck range at this point.

(Ed Wolfe):           And on the trailer side?

Pat Quinn:            The trailers at this point we don't have any trades on trailers that we're trading.  Everything we've doing on trailers is additional.

(Ed Wolfe):           Ray, where did CAPEX in the year?  And what's the early '04 projection?

Ray Harlin:           In '04 I think we'll do around $35 to $40 million in CAPEX because we will growing our trailer fleet.

(Ed Wolfe):           Is that a gross or a net number?

Ray Harlin:           That is a net number.

(Ed Wolfe):           Where'd you come in on '03?

Ray Harlin:           And in '03 it was 21 - I'm sorry, $23 million in net capital expenditures.

(Ed Wolfe):           And where did the debt and cash levels end the year?

Ray Harlin:           The debt was reduced by $21.3 million to 46, I'm sorry, $146.5 million.  And cash flows from operations were around $58 million.

(Ed Wolfe):           And where was this cash on hand at the end of the -

Ray Harlin:           It's -- potentially we see zero balances.

(Ed Wolfe):           And just quickly on the airport-to-airport side of this business.  Was it profitable for a year?
                      Or for the quarter, I'm sorry?

Ray Harlin:           Not for the year but it did have a small contribution for the quarter, for the third quarter.

(Ed Wolfe):           And what are you seeing in terms of rates in that business?  Are they still improving?

Ray Harlin:           Maybe I'll let Bill Lusk respond to that question.

Bill Lusk:            They're up 4% quarter over quarter from a yield of 1668 in the comparable period in '02 versus
                      1735 -

(Ed Wolfe):           What is, I'm sorry to interrupt, but what is 16 and 68 mean?  That's revenue per what?

Bill Lusk:            Per hundred, per hundred count.

(Ed Wolfe):           Per hundred weight.  Okay. I'm sorry about that.  And that's year over year you were saying?

Bill Lusk:            That's right.

(Ed Wolfe):           What was it on the third quarter year over year?

Bill Lusk:            I didn't hear the question.

(Ed Wolfe):           What was the same comparison in third quarter year over year?

Bill Lusk:            The numbers actually are pretty close.  We implemented a fairly hefty rate increase early on the fourth quarter, so I mean it's really quite comparable.

(Ed Wolfe):           Yeah.  That's a lot guys for the time.

Ray Harlin:           Okay thanks.

Operator:             We'll now hear from (Laurie Hahn) from (Deusche) Bank.

(Laurie Hahn):        Hey guys how are you?

Ray Harlin:           Good, how are you doing?

(Laurie Hahn):        Not too bad.  Are you able to put any rough numbers on whatever hours of service impact you're seeing on utilization at this point?

Max Fuller:           Basically at this point, utilize --  hours of service impact is pretty minimal.  Most of we've seeing is really dead head, but maybe a customer, we've got a driver close to a customer that doesn't have hours and we have to dead head another truck in.  As we get deeper into March what you're gonna see is the impact really start at that point.

                      With capacity where it's at in January and our freight volumes where they get where they're at in
                      January.  You'll probably see minimal effects of hours of service.  Once you get into a period of where capacity is really needed that's where you're gonna see the lid on capacity for all the carriers take an impact.  So probably in March is where you'll really see that impact more so than you would say in the month of January.  There has been in effect most of it's in dead head so far.

(Laurie Hahn):        Okay.  When you talked about where your percentage of regional and dedicated businesses now about
                      30% of your fleet, I think you said can service 20% of revenue, can you talk about how your long term plans, you know, where you see that going as a percentage?  You've done anything on that?

Ray Harlin:           Yes, we've stated, I think we stated that last year, that we speak for example, the dedicated contract as a good business to be in our customers have a lot of demand in that side of the business, we've grown it considerably.  And we expect it to continue to grow with a very high rate in the foreseeable - in the next couple years.  So we've in essence doubled it every year and I think we'll see pretty rapid growth there too.  What percentage we'll get to ultimately I can't really - I wouldn't try to predict that at this point in time.

(Laurie Hahn):        Okay.

Ray Harlin:           The same is true for regional, we have a lot of demands from our existing customers in the existing region that we have started over the last three years.  And I think you'll see that also slowly creep up of our percentage of our total fleet over the next couple years.

(Laurie Hahn):        Kinda along the same lines, I know you did this for (unintelligible) can you tell us what the mix between price and mix on the revenue per loaded mile increase was?

Ray Harlin:           Yeah, that's a tough number but I think all - as a minimum all but 1%, in my opinion, was true rate increases, and maybe 1% impact of mix.

(Laurie Hahn):        Great.  Thanks a lot.

Ray Harlin:           Thank you.

Operator:             Next we'll hear from (Tom Albrecht) with BBT.

(Tom Albrecht):       Hey good morning guys.  Let me clarify a couple of your statements and then I have comments off of those.  On the guidance, Ray that you gave-

Ray Harlin:           Right.

(Tom Albrecht):       Did you say overall revenue growth would be 8% to 10%?

Ray Harlin:           Yeah, I said the range of 8% to 10%.  Yeah.

(Tom Albrecht):       Okay.  And then that included maybe 3% to 4% at truckload.

Ray Harlin:           Yeah.

(Tom Albrecht):       8 to 10 at Xpress Global.

Ray Harlin:           No, I think (Tom) it was 8% to 10% on the truckload side.

(Tom Albrecht):       Okay.

Ray Harlin:           Of which 4 1/2 % to 5% is rate and 10% to 12% on the Xpress Global side.

(Tom Albrecht):       Okay.  That's the reason why I'm clarifying.

Ray Harlin:           You would come to different numbers.

(Tom Albrecht):       That right.  On the number of empties, you said that during the quarter had maybe 150 trucks unseated greater than your original expectations.  How many in total did you average?  I mean if it was greater than expectations I'm sure you weren't at zero.

Ray Harlin:           Yeah we easily run, yeah well 100 or so trading in and trading out so we ended 150 probably in excess on average.

(Tom Albrecht):       Okay.

Ray Harlin:           But normally we have seated and be running and generating revenue.

(Tom Allbeck):        Okay and then your tax rate for 2004, it did come down this particular quarter as your trucking profitability improved.  Can we start to lower a more low 40s type of number or should we for conservative purposes continue to be closer to 50%?

Ray Harlin:           I think that given the expectations I put out there, I think 46% a reasonable expectations for the upcoming year.

(Tom Albrecht):       Okay.

Ray Harlin:           And the only reason I haven't changed (Tom) is if our per diem program ramps up higher than I think it will be.

(Tom Albrecht):       Okay, and then right now what's the approximate mix of lease versus ownership of the tractor fleet?

Ray Harlin:           Hang on I'll get that for you.

(Tom Albrecht):       Okay.

Ray Harlin:           That's - about 2/3 is lease.

(Tom Albrecht):       Okay.

Ray Harlin:           And 1/3 is owned financed to debt.

(Tom Albrecht):       Okay and then, you know, you did talk about your operating ratio being about 120 basis points better.  I want to clarify it, first of all are you referring to the OR or the pretax margin in that 120?

Ray Harlin:           No really I'm talking about pretax margin.

(Tom Albrecht):       Okay.  Then my next question would have been, are you gonna start to own more than, because that's been, you know, obviously a negative on the OR even though the pretax margin has been improving so?

Ray Harlin:           Yeah and then (unintelligible) when I say the 120 basis points are at the pretax level.

(Tom Albrecht):       Okay.  What areas do you feel confident in terms of expenses you're going to be able to see improvement in, you know, either in absolute dollars or as a percentage of revenue?  I would assume first of all that labor would not be one of those but as you survey the landscape and look to improve margins what can we - what areas can we look for some improvement in?

Ray Harlin:           You will see, you know, we had brought down the average age of our fleet of the past 18 months and we were starting to see the improvement trend in our maintenance line so we should see that as we go throughout the year, on the upcoming part of the year.  I think that we will also see improvements in our insurance and claims expenses as we talked about in the third quarter, we had a large accident in our fourth quarter reserves that has a little bit of cash left in it based on insurance and claims.  I think we will see with increased utilization and higher volume that we're talking about that we will see on a per mile basis that we will actually see a decline in our insurance and claims expense.  Our fixed overhead, I think we have good controls in place so therefore you will not see that grow as percentages of revenue growth which will increase our margin.  So those are a few areas that I think we've got significant opportunities.

(Tom Albrecht):       Okay.  And then refresh my memory on your SIR for insurance.  Is that a million and a half, or what is it and when's the next renewal?

Ray Harlin:           Next renewal is - would be September 1 of this upcoming year and we're at a liability rate $2 million deductible.

(Tom Allbrecht):      Okay.

Ray Harlin:           And workmen's comp for a $250,000 deductible.

(Tom Albrechtk):      Okay.  All right and then I guess Max maybe for you, you talked about the hours of service impact the biggest thing so far has been deterioration in the dead  head.  I guess could you give us a little more flavor on other metrics you're looking at?  Either in terms of mileage, you know, miles per truck if there's a 2% or 3% hit or I know one carrier was sharing the example that if you look at the average miles per hour, per truck including loading and unloading they've seen a couple mile per hour deterioration.  Any metrics you can share with us would be appreciated.

Max Fuller:           Well we've been looking at all of those statistics to see where the effect is.  So far the only seen that we've really seen is dead head.

(Tom Albrecht):       Yeah.

Max Fuller:           We do anticipate some impact as we get into higher utilization levels, it be a negative impact because we're at the impression point.  But at this point utilization seems to be fairly decent for January, obviously we aren't running against the wire, so we're not gonna have those impacts at this point.  But we do anticipate a fairly sizable impact once we get into March.

(Tom Albrecht):       Now and I think that's sort of the roll of the dice here right now in some respects.  I mean, as the year goes on I clearly see the momentum shifting to the carriers but I'm wondering if in
                      March and April if things tighten up, if there isn't still a little bit of a lag between you getting paid to offset those productivity - I mean what's your best read right now, given the fact that it's only February 3?

Max Fuller:           Well if you look at the accessorial charges that we put into effect in most cases January 2, we're able to collect those and we're actually starting to see some of those most abusive customers start to clean up some of the abuses they did of us and our drivers.  You've also -
                      we've had conversations with customers where if they don't clean their act up we won't give them the truck at any cost.

(Tom Albrecht):       Right.

Max Fuller:           So, you know, I think as those continue to go forward, you'll see some of the negative effects that hours of service will create, but then you'll see some positive effects that kind of offsets some of those negatives.  Who knows what the ultimate answer is and I think we'll have to get into a high utilization period to see what size negatives is actually there.

                      The way this thing's played out is almost perfect because we're able to drive customers to clean up their issues before the impact is really hitting us.  So we've got January and February theoretically to clean that up and then the impact hits in March and hopefully we had minimized that impact before we get to it.

Ray Harlin:           And then (Tom) I think we've evolved and we have actively gone to all of our customers and all of our major customers and already had this discussion about the (unintelligible) of already made the changes that need to be made to help cover the impact, I mean we've seen it already in terms of the numbers in January as far as the accessorials and I think by March we'll have that part of it covered.

Pat Quinn:            The acceptance rate has been in excess of 90% of the customer base.

(Tom Albrecht):       So let's say that the rejection rate is 7% or 8%.  I mean what are these folks saying?  I mean they're saying we're not gonna pay this yet or we're not gonna pay it all?

Ray Harlin:           Most -

(Tom Albrecht):       I mean what could they possibly say in this environment?

Pat Quinn:            Well sometimes they say both.  But, you know, like Max said those are the people that are volunteering to not hit capacity as the market -

Max Fuller:           They were saying wait and see and, we're basically saying yeah we'll wait and see.  We'll wait to give you a truck and we'll see if you pay it.

(Tom Albrecht):       Right.  I think that's the wise approach.  Two last questions, Ray what's your average cost of debt right now for the actual interest expense line?

Ray Harlin:           We're about 5 1/2 % of the rated average.

(Tom Albrecht):       All right and then, you know, in the regional dedicated arena you did mention capacities close to
                      30% there now on a run rate, revenues 20 plus percent but is that closer to 20 or is that closer to 30 on that revenue figure?

Ray Harlin:           On the revenue figure?

(Tom Albrecht):       Yeah.

Ray Harlin:           I think what we said was that it ran - the combined revenue was 26% for regional and dedicated and I think we'll see that, you know, get over 30% especially by the second quarter.

(Tom Albrecht):       Good.  That's it, thank you for the time.

Ray Harlin:           Thank you.

Max Fuller:           Thank you.

Operator:             We'll now hear from (Donald Broughton) with (AG Edwards).

(Donald Broughton):   Hello gentlemen.

Ray Harlin:           Hello (Donald).

(Donald Broughton):   Non-fuel accessorial revenue.  How much of it did you collect in 2003?

Ray Harlin:           Don, we have not reported that number historically, so I do not have that at my fingertips.

(Donald Broughton):   Well how much would you guess, as a percentage of line haul revenue, it is?  Is it a 1% kind of a number or is it...?

Ray Harlin:           It's probably around 1-1/2 to 2 cents a mile.

(Donald Broughton):   Off balance sheet debt - I know you've been leasing more trucks.

Ray Harlin:           Yeah, we're about 155 million.

(Donald Broughton):   And about 155 million as of the end of the year?

Ray Harlin:           Yeah, on a present value.

(Donald Broughton):   Right.  And average age of trucks now stands at...?

Ray Harlin:           Average age now is approximately 22 months.

(Donald Broughton):   Twenty-two months - all right.

                      I heard you say 5 to 600 trucks are going to be replaced in 2004 and a 3 to 4% growth in fleet size.  Did you specify whether that was company or owner operator, or did I miss that?

Ray Harlin:           We did not specify.

(Donald Broughton):   So (unintelligible)...

Ray Harlin:           It's always a combination.  My preference would be owner operators.  But it's a tough market.

(Donald Broughton):   Understood.  Understood.  All right.  Thanks, gentlemen, good luck.

Ray Harlin:           Take care.

Operator:             Next question will come from Michael Latronica with Excalibur Research.

Michael Latronica:    Good morning, gentlemen.

Ray Harlin:           Hello, Michael.

Max Fuller:           Good morning.

Michael Latronica:    How are you all?

Ray Harlin:           Good.

Michael Latronica:    Great quarter - congratulations.  Most of my questions have been answered, but I do have a couple.

                      Max, could you talk a little bit about your experience with the trucks with the new engines as far as it relates to fuel economy, and maintenance costs, and things of that nature so far?

Max Fuller:           We've had plenty issues with the new engine.  The biggest issue is upfront cost being 3 to $4,000 more.  The second issue is fuel economy.  This is true for both the Cummins and the Detroit
                      Engine.  We're seeing degradations in the 8 to 12% range on fuel economy.  We've actually done controlled SAE tests to verify that.  We verified in the 7 to 8%, which kind of supports what we're seeing in real life because we usually see 2 to 3% worst economy from a control test once we've fed it into real life.  So fuel is an issue.

                      We're also seeing another problem - failures, which a truck will go into the shop and the problem not found.  And what we're finding the issue is the engine manufacturers put most of the control parameters on the (mission) so tight they've disguise a lot of error codes in the engine module, which basically de-rates the engine.  Once the engine is derated, then the driver feels like there's something wrong, so he carries it into a shop.  The shops aren't trained to be able to really identify all those different error codes and what to do about them.  So when they reset the computer, the problem goes away until the next time the number of error codes builds up and it derates the engine.

                      So we've had a lot of issues.  A (Circ) engine appears to be in one.  And this wouldn't qualify for an SAE test.  But we ran it against a Detroit 60 series that had 50,000 miles on it.  The
                      (Cat) was a brand new truck, brand new engine, with less than 1,000 miles.  That engine showed almost 1% better than what the Detroit was showing.  So that sounds pretty positive.  But this
                      EGR engine technology, the EPA engines have been a real issue especially for people that bought the number we've bought the last couple years.

Michael Latronica:    I want to make sure I understand this very clearly now.  What you're getting when you getting the shop, are they false positive readings?  Is that what you're saying?

Max Fuller:           They're true readings, but they're readings because some of their (missions) parameters...

Michael Latronica:    Are so tight.

Max Fuller:         ...are so tight.  And then I think the engine module can hold per disc 260 error codes.  And once it gets to that point it derates the engine.

Michael Latronica:    Right.

Max Fuller:           It's assuming there's some error that's not being repaired, so it derates the engine.  The driver sees that as a problem because he doesn't have full power.  And it goes into a shop, and then the shops really aren't getting that (mission) issue.

Michael Latronica:    Are the manufacturers addressing that for you?

Max Fuller:           No.  They like to say that they aren't seeing that problem.

Michael Latronica:    Oh.

Max Fuller:           But they don't run trucks like we do either.

Michael Latronica:    Well yeah, right.  Okay.

                      One other thing I wanted to ask about has to do with the current tightening of capacity and whether you're seeing spot market opportunities that you wish to capitalize on?

Max Fuller:           We're seeing tightening in a lot of markets - Midwest, we saw lots happening on the West Coast, the Southeast, which is a little bit uncharacteristic of January, is relatively tight.  So the biggest area that we have issues right now is the Northeast.  But we are seeing tightening of capacity.  We are seeing customers that are wanting commitments from us on capacity.  They're obviously seeing it in different areas of their business.  And we're getting probably the most generous rate increases we've gotten in our history.

                      Pat, do you want to respond to that?

Patrick Quinn:        No, I think that's a good analysis of where the competitive factors are at today.

Michael Latronica:    So then, if we're not up against the wire yet in first quarter, are you allocating some resources, some assets to the spot market?

Max Fuller:           In very few instances we are, but most it's, you know, you've got customers that are paying for the capacity.

Michael Latronica:    Right.  Okay.

Max Fuller:           I think, as we get into late February and probably early March we'll see that inflection point in hours of services permeating.  And then you'll see capacity get real tight as we get deeper into the quarter.

Michael Latronica:    And I understand about the mix shift that's taken place.  But just for historical reasons, could you give us what your average length of haul looks like in this quarter?

Ray Harlin:           It's about 750.

Michael Latronica:    Seven five oh?

Man:                  Yes.

Man:                  Yes.

Michael Latronica:    Okay.  That does it for me.  Thanks again, gentlemen.  Good quarter.

Max Fuller:           Thank you.

Man:                  Thanks.

Man:                  Thank you.

Operator:             We'll now hear from (Patrick Mutin) with (Feisel Nicklaus).

(Patrick Mutin):      How are you doing, gentlemen?

Ray Harlin:           Good.  How are you doing?

(Patrick Mutin):      Hey, just a couple quick questions for you guys - first of all you said that your insurance and claims was expected to decrease over this upcoming year.  I was wondering if you had any kind of number expectation?

Ray Harlin:           I haven't published one.  I would expect our insurance and claims to come down from what it's been the second six months of this year by anywhere from 2/10 to about 1/2 cent per mile.

(Patrick Mutin):      I'm sorry.  I couldn't hear it over those coughs.  Was that 2 cents?

Ray Harlin:           Apologize for that.

(Patrick Mutin):      No.

Ray Harlin:           By 2/10 to 1/2 cent per mile for the total year.

(Patrick Mutin):      All righty.  And then lastly, I guess I probably should have this number.  But what's your trailer to tractor ratio at this point?

Ray Harlin:           It is right around 2.7 at this point in time.

(Patrick Mutin):      All rightly.  Well that's all the questions I have for you gentlemen.  Thank you.

Ray Harlin:           Thank you.

Operator:             Next question will come from Tim O'Toole with Delta Management.

Tim O'Toole:          Yeah, hi.  And I'll echo a nice quarter as well.

Ray Harlin:           Thanks.

Tim O'Toole:          I think you mentioned that your average rates on the debt currently are I think in the mid 5s.
                      Have you done anything to lock in, you know, rate structures at this point?  You know, where are you - what's your thinking there?  And I guess maybe you could talk about what you - you know, how much incremental that you might be able to pay down over the course of the current year?

Ray Harlin:           From the standpoint of our debt structure, you know, a large majority of our debt other than our revolving line of credit is fixed rate debt.  And the average of that probably goes out for 2-1/2 years (unintelligible).  So we're in pretty good shape from that standpoint.  It will take a while for increased rates to impact especially with our cap ex plan for next year.

                      The other question related to...?

Tim O'Toole:          Well essentially, you know, you were able to pay down I think - what - 20 some odd million last year.  The cap ex program's going up a little bit this year.  So, you know, it's probably going to be reduced some but (unintelligible) numbers that sort of look like, you know, 15 million or something incremental.

Ray Harlin:           Yeah, it could be 10 to 15, 20 million.  But I also plan on maybe switching some leasing, as we have some leases maturing off the owned equipment.  And we haven't decided that.  But overall our debt (unintelligible) on balance sheet and off balance sheet should come down in the 20 million plus range this year.

Tim O'Toole:          Okay, maybe as much as 20 million again.  Okay great.  And I guess, you know, one question - you know, as I look at the stock and actually am, you know, an owner here, you know, the stock would probably be trading, I don't know, at least a few multiple points more on valuation I think given the current state of the industry, the current state of the operations, if people could get more comfortable with the overall liquidity.  Are there any plans?  What would it take for you folks to kind of help the liquidity in the market by kind of unlocking some of the insider holdings or, you know, taking whatever steps you might be able to take to try to get, you know, a broader base of interest in the stock?

Ray Harlin:           Obviously we understand liquidity is an issue in our stock in the marketplace.  And as you're aware, our two cofounders own over 60% of the outstanding stock.  In addition I think it's clear that at some point in time raising capital and diversification for our two cochairman would make some sense.  However, we also believe that the value of the stock at this point in time does not warrant that.  And we're just going to see where we go from here.

Tim O'Toole:          Okay.  There's a little bit of a chicken or the egg quandary or something.

Ray Harlin:           Yes, but when you're - but we have - I think our stock has been trading in the range of 13 to
                      $14.  You know, we've issued what we consider to be minimum guidance today.  I think the industry fundamentals, once we get over the changes that have taken place, are improving significantly.
                      So I think now is not the time so to speak.

Tim O'Toole:          Right.  Okay.  Yeah, I know it's a bit of a balancing act, but I thought I'd get you to speak about it a little bit.  Okay, thank you very much.

Ray Harlin:           Thank you.

Operator:             We'll now hear a follow-up from Ed Wolfe.

Ed Wolfe:             Two follow-ups - the company owned tractors ended the quarter at about 4500.  Roughly how many of those are environmentally compliant, you know, post October engines at this point?

Ray Harlin:           Around 1300.

Ed Wolfe:             Okay.  And can you talk a little bit to - that's 1300 at the end of December?

Ray Harlin:           Yes.

Ed Wolfe:             And you talked to a little bit about fuel and the impact in the quarter?

Ray Harlin:           Fuel - it was a slight negative impact.  It's not enough to say that it adversely impacted the quarter.

Ed Wolfe:             And then if oil stays - or diesel fuel stays, where are we, at a buck 50?

Ray Harlin:           A buck 58 on the DOE, isn't it?

Ed Wolfe:             Yeah, and a buck 58 or let's call it even a buck 50 for the year, is that an impact that you can pass through at this point, or at that point there is some negative impact?

Ray Harlin:           You know the key is to the extent of how it acts.  If it just would stay here and continue here for the rest of the year, that's a manageable situation.  It's the spikes that hurt.

Ed Wolfe:             Yeah.

Ray Harlin:           And, you know, right now it seems to have leveled off.

Ed Wolfe:             So you can overcome at these levels, the 10% dead head rate with the way the surcharge mechanism is set up?

Ray Harlin:           That's correct.  Once it stays at a level for a period of time, we can adjust.

Max Fuller:           What hurts is when it goes up slow and comes down fast.  You don't recover 100%.

Ed Wolfe:             Yeah.

Max Fuller:           And that's typically what happens.

Ed Wolfe:             Okay.  Thank you very much again.

Operator:             And now we'll hear a follow-up from (Donald Broten).

(Donald Broughton):   Yes, gentlemen, what was the question here?  I got lost in his question.  (Unintelligible) never mind.  Thank you very much.

Operator:             And once again, if you do have a question at this time, press Star 1.

                      And there appear to be no further questions at this time, Mr. Harlin.  I'll turn things back to you.

Ray Harlin:           Okay. We want to thank everybody for attending the session.  And we look forward to next...

                                                           END